China Shengda Packaging Group Inc. Reports Full Year 2013 Financial Results

HANGZHOU, China, March 28, 2014 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("Shengda" or the "Company"), a leading Chinese paper packaging company, today reported its financial results for the fiscal year ended December 31, 2013.

"2013 was another challenging year for the paper packaging industry as China's economy appeared to lose some steam in the past couple of years. This, combined with tightened credit environment, compelled many of our customers to put their expansion plans on hold, and therefore, our ability to grow our paper carton business. Despite these challenges, we grew our revenues by 7.1% to $134.2 million with the paper mill at our Shuangsheng subsidiary, generating $18.5 million in sales which offset the slight decline in our paper carton business," commented Mr. Daliang Teng, Chief Executive Officer of Shengda, "Looking ahead, as the central government starts to induce a transition from the pursuit of pure GDP growth to more sustainable and quality economic growth, we believe the outlook for the paper packaging industry remains tempered in the near term. However, as we continue focusing on growing our business through both vertical integration and geographical expansion, we are confident of the long-term growth prospect of our business."

Full Year 2013 Financial Highlights:

  Revenues increased by 7.1% year-over-year to $134.2 million for the year of 2013 with revenues of paper cartons and other paper products decreasing 4.7% to $119.4 million mainly due to decrease in sales volume.
  The paper mill at our Shuangsheng subsidiary, which officially went into production in June 2013, produced 51.5 thousand tons of corrugating medium paper and generated $18.5 million in revenues for the year of 2013.
  Gross profit decreased by 13.8% to $19.5 million for the year of 2013. Gross margin was 14.5% for the year of 2013 compared to 18.0% for the year of 2012. The decreases in gross profit and gross margin were mainly related to high production cost of corrugating medium paper at our paper mill.
  Net income attributable to the Company's stockholders decreased by 50.8%, to $2.7 million for the year of 2013.
  Basic and diluted earnings per share were $0.07 for the year of 2013, compared to $0.14 for the year of 2012.

Twelve Months Ended December 31, 2013 Results

	Twelve Months	Twelve Months
	Ended December 31,	Ended December 31,
Sales Analysis (Millions)	2013	2012
Revenues– Paper Cartons (millions)	$119.4	$125.3
Revenues– Corrugating Medium Paper (millions)	$18.5	NA
Revenues– Inter-segment Transactions Elimination (millions)	($3.8)	NA
Color Cartons (% of total revenues)	26.3%	28.7%
Flexo Cartons (% of total revenues))	62.7%	71.3%
Paper Cartons Sales Volume (M sq meters)	301.2	317.4
Corrugating Medium Paper Sales Volume ('000 tons)	51.5	NA
Color Cartons (avg price per sq meter)	$0.41	$0.42
Flexo Cartons (avg price per sq meter)	$0.39	$0.39
Corrugating Medium Paper (avg price per ton)	$359	NA

	Twelve Months	Twelve Months
	Ended December 31,	Ended December 31,
Summary Results (Millions)	2013	2012
Revenues	$134.2	$125.3
Gross Profit	$19.5	$22.6
Gross Margin (%)	14.5%	18.0%
Operating Expenses	$17.3	$16.1
Operating Income	$2.1	$6.5
Operating Margin (%)	1.6%	5.2%
Net Income attributable to stockholders	$2.7	$5.6
EPS Basic & Diluted	$0.07	$0.14
Wtd Avg Shares Outstanding (millions)	38.8	38.8

Total revenues for the year ended December 31, 2013 increased by $8.9 million, or 7.1% to $134.2 million from $125.3 million for the year of 2012. Revenues of paper cartons and other paper products decreased by $5.9 million, or 4.7%, to $119.4 million for the year of 2013 from $125.3 million for the year of 2012. The decrease in revenues of paper cartons was a result of continued challenges in domestic and foreign economic environment that led to 5.1% decline in sales volume of paper cartons to 301.2 million square meters for the year of 2013 from 317.4 million square meters for the year of 2012. Our paper mill generated $18.5 million revenues from corrugating medium paper with sales volume of 51.5 thousand tons and average selling price of $359 per ton. Eliminating internal sales of approximately $3.8 million, revenues of external sales of corrugating medium paper was $14.7 million or 11% of total revenues for the year of 2013.

Color cartons and flexo cartons accounted for 26.3% and 62.7% of total revenues for the year of 2013, compared to 28.7% and 71.3%, respectively, for the year of 2012. Average sales prices per square meter for color cartons and flexo cartons were approximately $0.41 and $0.39, respectively, for the year of 2013, compared to approximately $0.42 and $0.39, respectively, for the year of 2012.

Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 23.6% and 24.3%, respectively, of total revenues for the year of 2013, compared to 23.2% and 30.1%, respectively, of total revenues for the year of 2012.

Gross profit decreased by $3.1 million, or 13.8%, to $19.5 million for the year of 2013 from $22.6 million for the year of 2012. Gross margin dropped by approximately 3.5 points to 14.5% for the year of 2013 from 18.0% for the year of 2012. Gross profit of paper cartons and other paper products decreased by $0.1 million, or 0.3%, to $22.5 million for the year of 2013 from $22.6 million for the year of 2012. Gross profit of corrugating medium paper was negative $3.0 million as we continued to ramp up the production at our paper mill.

Selling expenses increased by $0.7 million, or 13.7%, to $5.8 million for the year of 2013 from $5.1 million for the year of 2012. The increase was mainly due to higher business development expenses and freight expenses. As a percentage of revenues, selling expenses for the year of 2013 increased to 4.3% from 4.1% for the year of 2012.

General and administrative expenses increased by $0.5 million, or 4.7%, to $11.5 million for the year of 2013 from $11.0 million for the year of 2012. This increase was mainly due to the increase in staff costs, which include salary, benefits, social insurance and other relevant staff expenses. As a percentage of revenues, general and administrative expenses for the year of 2013 decreased to 8.6% from 8.8% for the year of 2012.

Net income attributable to the Company's common stockholders decreased by $2.9 million, or 50.8%, to $2.7 million for the year of 2013, from $5.6 million for the year of 2012. Basic and diluted earnings per share were $0.07 for the year of 2013, compared to $0.14 for the year of 2012.

Financial Condition

As of December 31, 2013, the Company had cash and cash equivalents of $6.6 million and restricted cash of $10.1 million. Shareholders' equity was $111.4 million, compared to $105.4 million at December 31, 2012. Net cash used in operating activities was $8.0 million for the year of 2013, compared to net cash provided by operating activities of $27.2 million for the year of 2012. This was attributable to net income of $2.6 million, adjusted by depreciation and amortization expenses of $6.0 million, and a net decrease in cash from accounts and notes payable of $13.7 million and a net decrease in cash from other working capital items of $2.9 million. Net cash used in investing activities was $4.8 million for the year of 2013, compared to $27.7 million for the year of 2012. The $4.8 million was used for purchases of property, plant and equipment. Net cash provided by financing activities was $7.1 million for the year of 2013, compared to $7.0 million net cash used in financing activities for the year of 2012. During the year ended December 31, 2013, we received loan proceeds amounting to $6.5 million, prepaid $4.4 million loans and received restricted cash of $5.1 million which was for the notes payable and loans as collateral.

Recent Developments

On December 20, 2013, the Company held its annual general meeting of shareholders in Hangzhou, Zhejiang Province. Nengbin Fang, Congyi Fang, Yaoquan Zhang, Zhihai Mao and Michael Zhang were re-elected to the Board of Directors of the Company. Shareholders also ratified the appointment of Marcum Bernstein & Pinchuk LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

In February 2014, Great Shengda passed the National High-Tech Enterprise status review, which is recognized by China's Ministry of Science and Technology, Ministry of Finance, and State Administration of Taxation. As a result, Great Shengda is entitled to a preferential tax rate of 15% for another three years, retroactively effective as of January 1, 2013.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugating medium paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to reach full production capacity of the new paper mill, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Website: http://www.weitian-ir.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$6,569,495	11,903,937
Restricted cash	10,129,756	22,615,099
Accounts and notes receivable, net	42,710,653	33,203,457
Inventories	18,605,074	15,543,213
Prepayments and other receivables	1,583,203	955,953
Amount due from related parties	225,822	207,112
Deductible value added tax	3,056,867	-
Total current assets	82,880,870	84,428,771
Non-current assets
Property, plant and equipment, net	68,481,643	70,184,832
Land use right	11,988,879	11,881,160
Customer relationships, net	-	74,766
Deferred tax assets	1,505,981	403,121
Goodwill	181,481	175,941
Total assets	$165,038,854	167,148,591
LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$32,820,222	45,246,615
Amounts due to related party	2,131,846	269,505
Accrued expenses and other payables	2,889,933	2,310,270
Taxes payable	1,215,127	1,360,386
Short-term loans	10,048,000	3,500,000
Current portion of long-term borrowing	4,500,000	4,500,000
Total current liabilities	53,605,128	57,186,776
Non-current liabilities
Long-term loans	-	4,500,000
Deferred tax liabilities	-	18,691
Total liabilities	$53,605,128	61,705,467
Commitment and contingencies	-	-
Equity
Stockholders' equity Common stock (US$0.001 par value, 190,000,000 shares authorized, 38,790,811 and 39,456,311 shares issued at December 31, 2013 and 2012, respectively, 38,790,811 outstanding both at December 31, 2013 and 2012)	38,791	39,456
Treasury stock (nil and 665,500 shares at December 31, 2013 and 2012, respectively)	-	(729,444)
Additional paid-in capital	43,036,464	43,765,243
Appropriated retained earnings	7,240,218	6,997,530
Unappropriated retained earnings	48,360,582	45,859,324
Accumulated other comprehensive income	12,459,426	9,101,639
Total equity for stockholders of China Shengda Packaging	111,135,481	105,033,748
Noncontrolling interest	298,245	409,376
Total equity	111,433,726	105,443,124
Total liabilities and equity	$165,038,854	167,148,591

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES CONSOLIDATED
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

	Year ended December 31,
	2013	2012
Revenues	134,182,900	125,308,951
Cost of goods sold	114,729,483	102,739,063
Gross profit	19,453,417	22,569,888
Operating expenses
Selling expenses	5,774,715	5,080,011
General and administrative expenses	11,535,135	11,019,764
	17,309,850	16,099,775
Other income (expenses)
Interest income	847,575	353,458
Interest expense	(835,975)	(717,946)
Subsidy income	813,213	352,748
Other income (expense)	(211,121)	27,091
	613,692	15,351
Non operating expenses	202,529	-
Income before income tax expense and noncontrolling interest	2,554,730	6,485,464
Income tax expense (benefit)	(79,579)	915,461
Net income	2,634,309	5,570,003
Net loss attributable to noncontrolling interest	109,637	5,016
Net income attributable to Company's common stockholders	2,743,946	5,575,019
Basic and diluted earnings per share	0	0
Weighted-average number of shares outstanding - basic and diluted	38,790,811	38,790,811
Comprehensive income:
Net income	2,634,309	5,570,003
Foreign currency translation adjustment	3,356,293	843,196
Comprehensive income	5,990,602	6,413,199
Comprehensive loss attributable to noncontrolling interest	111,131	5,018
Net comprehensive income attributable to the Company's common stockholders	6,101,733	6,418,217

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Year ended December 31,
	2013	2012
Cash flows from operating activities
Net income	2,634,309	5,570,003
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	6,024,574	4,541,247
Loss from disposal of property, plant and equiment	211,121	-
Change in operating assets and liabilities:
Restricted cash	7,932,880	(9,696,077)
Accounts and notes receivable	(8,325,237)	3,941,038
Inventories	(2,537,833)	4,066,201
Prepayments and other receivables	(611,783)	(14,905)
Accounts and notes payable	(13,660,440)	20,189,874
Amount due from(to) related party	1,816,916	58,256
Deferred tax	(1,094,535)	(109,870)
Accrued expenses and other payables	93,132	645,088
Tax payables	(471,008)	(2,025,570)
Net cash provided by (used in) operating activities	(7,987,904)	27,165,285
Cash flows from investing activities
Purchase of property, plant and equipment	(4,877,444)	(27,743,857)
Disposal of property, plant and equipment	106,422	-
Net cash used in investing activities	(4,771,022)	(27,743,857)
Cash flows from financing activities
Proceeds from short-term loans	6,460,000	6,671,614
Proceeds from long-term loan	-	4,473,943
Repayment of short-term loans	(4,420,893)	(13,326,141)
Restricted cash	5,087,250	(4,997,303)
Investment from non controlling interests	-	209,487
Net cash flows provided by (used in) financing activities	7,126,357	(6,968,400)
Effect of foreign currency exchange rate fluctuation on
cash and cash equivalents	298,127	156,820
Net changes in cash and cash equivalents	(5,334,442)	(7,390,152)
Cash and cash equivalents, beginning of year	11,903,937	19,294,089
Cash and cash equivalents, end of year	6,569,495	11,903,937
Cash paid during the year for:
Interest paid	826,842	658,335
Income taxes paid	1,248,707	1,171,447